SUBADVISORY AGREEMENT

AGREEMENT made as of the [_______ day of ____, ____], between Pantheon Infra Advisors LLC, a limited liability company organized under the laws of the State of Delaware with its principal place of business at 555 California Street, Suite 3450, San Francisco, CA 94104 (the “Adviser”), and Pantheon Ventures (US) LP, a limited partnership organized under the laws of the State of Delaware with its principal place of business at 555 California Street, Suite 3450, San Francisco, CA 94104 (the “Subadviser”).

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Subadviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Advisers Act; and

WHEREAS, the Adviser wishes to retain the services of the Subadviser with respect to assets of AMG Pantheon Infrastructure Lead Fund, LLC, a Delaware limited liability company (the “Fund”); and

WHEREAS, pursuant to an Investment Management Agreement, dated as of [ ], between the Fund and the Adviser, as amended (the “Management Agreement”), the Adviser is required to perform investment advisory services for the Fund.

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1. APPOINTMENT OF SUBADVISER. The Adviser hereby employs the Subadviser to provide investment advisory services to the Fund for the period and on the terms herein set forth. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF ADVISER AND SUBADVISER.

(i) Delivery of Documents. The Adviser has furnished the Subadviser with true copies of each of the following:

(a) The Fund’s Limited Liability Company Agreement and all amendments and supplements thereto (such Limited Liability Company Agreement, as presently in effect and as it shall from time to time be amended or supplemented, is herein called the “LLC Agreement”);

(b) The Fund’s By-Laws and amendments and supplements thereto (such By-Laws, as presently in effect and as it shall from time to time be amended and supplemented, is herein called the “By-Laws”);

(c) Resolutions of the Fund’s Board of Directors authorizing the appointment of the Adviser and Subadviser and approving the Management Agreement and this Agreement and copies of the minutes of the initial meeting of investors of the Fund;

(d) Copies of the executed Management Agreement between the Fund and the Adviser.

The Adviser will furnish the Subadviser from time to time with copies of all amendments of or supplements to items (a), (b), (c), and (d), to the extent such amendments or supplements relate to or affect the obligations of the Subadviser hereunder with respect to the Fund.

(ii) The Subadviser, at its own expense, shall furnish the following services to the Fund:

(a) Investment Program. The Subadviser is hereby authorized and directed and hereby agrees, subject to the investment objective and policies of the Fund and subject to the supervision of the Adviser and the Board of Directors of the Fund, to (i) implement continuously an investment program and strategy for the Fund in compliance with instructions from the Adviser and (A) the Fund’s investment objective and policies and (B) consistent with the investment program and policies of AMG Pantheon Infrastructure Fund, LLC; (ii) provide research and analysis relative to the investment program and investments of the Fund, (iii) determine (subject to the overall supervision of the Board of Directors of the Fund) what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund shall be held in cash or cash equivalents, and (iv) make changes on behalf of the Fund in its investments. In accordance with paragraph 2(ii)(b), the Subadviser shall arrange for the placing of all orders for the purchase and sale of securities and other investments for the Fund’s account and will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or transactions. The Subadviser will make its officers and employees or other supervised persons available to meet with the Adviser’s officers and directors, employees or other supervised persons on due notice at reasonable times to review the investments and investment program of the Fund in light of current and prospective economic and market conditions. The Subadviser is authorized on behalf of the Fund to enter into agreements and execute any documents required to make investments pursuant to the Prospectus as may be amended from time to time. The Subadviser’s responsibility for providing portfolio management services hereunder shall be limited to only those assets of the Fund which the Adviser determines to allocate to the Subadviser (those assets being referred to as the “Fund Account”), and the Subadviser agrees that it shall not consult with any investment advisor(s) (within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”)) to the Fund or any registered investment company or portfolio series thereof under common control with the Fund concerning transactions for the Fund Account in securities or other assets such that the exemptions under Rule 10f-3, Rule 12d1-3 and/or Rule 17a-10 under the 1940 Act would not be available with respect to the Fund. In managing the Fund’s portfolio, the Subadviser will not take any actions with respect to the Fund’s assets that would cause AMG Pantheon Infrastructure Fund, LLC to violate any provisions of the 1940 Act applicable to AMG Pantheon Infrastructure Fund, LLC.

The Subadviser shall exercise voting authority with respect to proxies that the Fund is entitled to vote by virtue of the ownership of assets attributable to that portion of the Fund for which the Subadviser has investment management responsibility; provided that the exercise of such authority shall be subject to periodic review by the Adviser and the Board of Directors of the Fund; provided, further that such authority may be revoked in whole or in part by the Adviser if required by applicable law. The Subadviser shall exercise its proxy voting authority hereunder in accordance with such proxy voting policies and procedures as the Fund may designate from time to time. The Subadviser shall provide such information relating to its exercise of proxy voting authority hereunder (including the manner in which it has voted proxies and its resolution of conflicts of interest) as reasonably requested by the Adviser from time to time.

In the performance of its duties hereunder, the Subadviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund or of the Adviser. If any occasion should arise in which the Subadviser gives any advice to its clients concerning the units of the Fund, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

(b) Portfolio Transactions. In connection with the management of the investments of the Fund, the Subadviser, acting by its own officers, directors or employees or supervised persons, or by a duly authorized subcontractor, is authorized to select the broker or dealers that will execute purchase and sale transactions for the Fund.

In executing portfolio transactions and selecting brokers or dealers, if any, the Subadviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Subadviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, the Subadviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Subadviser with respect to the Fund and/or other accounts over which the Subadviser exercises investment discretion. The Subadviser may pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided.

The Subadviser may buy securities for the Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time, the Subadviser may effectuate cross transactions between the Fund and such other account if it deems this to be advantageous. The Subadviser also may cause the Fund to enter into other types of investment transactions (e.g., a long position on a particular securities index) at the same time it is causing other client accounts to take opposite economic positions (e.g., a short position on the same index).

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Subadviser, to the extent permitted by applicable laws and regulations, if applicable and in compliance with such procedures of the Fund as may be in effect from time to time, may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such clients.

The Subadviser will advise the Fund’s custodian or such depository or agents as may be designated by the custodian and the Adviser promptly of each purchase and sale of a portfolio security or other asset, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. The Subadviser shall not have possession or custody of the Fund investments. The Fund shall be responsible for all custodial agreements and the payment of all custodial charges and fees and, upon the Subadviser giving proper instructions to the custodian, the Subadviser shall have no responsibility or liability for the acts, omissions or other conduct of the custodian.

The Subadviser shall, upon due notice from the Adviser, provide such periodic and special reports describing any such research, advice or other services received and the incremental commissions, net price or other consideration to which they relate.

Notwithstanding the foregoing, the Subadviser agrees that the Adviser shall have the right by written notice to identify securities or other investments that may not be purchased on behalf of the Fund and/or brokers and dealers through which portfolio transaction on behalf of the Fund may not be effected. The Subadviser shall refrain from purchasing such securities for the Fund or directing any portfolio transaction to any such broker or dealer on behalf of the Fund, unless and until the written approval of the Adviser to do so is obtained, but the Subadviser shall not be liable to the Fund for so acting. In addition, the Subadviser agrees that it shall not direct portfolio transactions for the Fund through any broker or dealer that is an “affiliated person” of the Subadviser (as that term is defined in the 1940 Act or interpreted under applicable rules and regulations of the Securities and Exchange Commission) without the prior written approval of the Adviser, which shall not be unreasonably withheld.

(c) Reports. The Subadviser shall render to the Board of Directors of the Fund such periodic and special reports as the Board of Directors may request with respect to matters relating to the duties of the Subadviser set forth herein.

(iii) Notwithstanding anything to the contrary in this Agreement, the Subadviser shall have the right to engage a third-party for purposes of providing proxy advisory and/or voting services.

3. SUBADVISORY FEE.

For the services provided and the expenses assumed pursuant to this Agreement, the Adviser shall pay to the Subadviser compensation at an annual rate of [ ]%, accrued daily and payable monthly in arrears by the 10th business day of the succeeding month based upon the Fund’s average daily “Managed Assets.” “Managed Assets” means the total assets of the Fund (including any assets attributable to any leverage that may be outstanding) minus the sum of accrued liabilities (other than debt representing financial leverage and the aggregate liquidation preference of any outstanding preferred shares) as of each day. In the case of a partial month, compensation will be based on the number of days during the month in which the Subadviser provided services to the Fund. Compensation will be paid to the Subadviser before giving effect to any repurchase of any shares in the Fund effective as of that date. The Subadviser may, in its discretion and from time to time, reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Investment Manager under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Subadviser hereunder or to continue future payments. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

4. EXPENSES.

During the term of this Agreement, the Subadviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically assumed by the Fund hereunder or by the Fund or Adviser under the Management Agreement. Subject to any expense limitation agreement as in effect from time to time with respect to the Fund, the Fund shall assume and shall pay (i) issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party, (ii) interest on borrowed money, if any, and (iii) all expenses described as Fund expenses in the Management Agreement. In addition to these expenses, the Fund shall pay all brokers’ and underwriting commissions chargeable to the Fund in connection with the securities transactions to which the Fund is a party.

5. COMPLIANCE WITH APPLICABLE REGULATIONS.

In performing its duties hereunder, the Subadviser

(i) shall establish compliance procedures (copies of which shall be provided to the Adviser, and shall be subject to review and approval by the Adviser) reasonably calculated to ensure compliance at all times with: all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder; the provisions of the LLC Agreement and By-Laws of the Fund, as the same may be amended from time to time; and any other applicable provisions of state, federal or foreign law, in each case, as if the Fund were registered under the 1940 Act.

(ii) acknowledges that the AMG Pantheon Infrastructure Fund, LLC has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and that the Subadviser and certain of its employees, supervised persons, officers and directors may be subject to reporting requirements thereunder and, accordingly, agrees that it shall, on a timely basis, furnish, and shall cause its employees, supervised persons, officers and directors to furnish, to the Adviser and/or to the AMG Pantheon Infrastructure Fund, LLC, all reports and information required to be provided under such code of ethics with respect to such persons.

(iii) agrees that it will maintain for the Fund all and only such records that would be required under Rules 31a-1 and 31a-2 under the 1940 Act, as if the Fund were registered under the 1940 Act in respect to its services hereunder and that such records are the property of the Fund and further agrees to surrender to the Fund any such records upon the Fund’s request all in accordance with Rule 31a-3 under the 1940 Act.

6. LIABILITY OF SUBADVISER.

Neither the Subadviser nor the officers, directors, employees, agents, or legal representatives (collectively, “Related Persons”) of the Subadviser shall be liable for any error of judgment or mistake of law, or for any loss suffered by the Fund or its investors in connection with the matters to which this Agreement relates; provided that, except as set forth in the succeeding paragraph, no provision of this Agreement shall be deemed to protect the Subadviser or its Related Persons against any liability to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence or the reckless disregard of the Subadviser’s obligations and duties (each of which is hereby referred to as a “Culpable Act”) under this Agreement.

Neither the Subadviser nor its Related Persons shall be liable for any error of judgment or mistake of law, or for any loss suffered by the Adviser or its Related Persons in connection with the matters to which this Agreement relates; provided that this provision shall not be deemed to protect the Subadviser or its Related Persons against any liability to which it might otherwise be subject by reason of any Culpable Act by the Subadviser or its Related Persons.

7. REPRESENTATIONS AND WARRANTIES.

(a) Adviser. The Adviser represents and warrants to the Subadviser that (i) the retention of the Subadviser by the Adviser as contemplated by this Agreement is authorized by the respective governing documents of the Fund and the Adviser; (ii) the execution, delivery and performance of each of this Agreement and the Management Agreement does not violate any obligation by which the Fund or the Adviser or their respective property is bound, whether arising by contract, operation of law or otherwise; and (iii) each of this Agreement and the Management Agreement has been duly authorized by appropriate action of the Fund and the Adviser and when executed and delivered by the Adviser will be the legal, valid and binding obligation of the Fund and the Adviser, enforceable against the Fund and Adviser in accordance with its terms hereof subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

(b) Subadviser. The Subadviser represents and warrants to the Adviser that (i) the retention of the Subadviser by the Adviser as contemplated by this Agreement is authorized by the Subadviser’s governing documents; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Subadviser or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the

Subadviser and when executed and delivered by the Subadviser will be the legal, valid and binding obligation of the Subadviser, enforceable against the Subadviser in accordance with its terms hereof, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

8. DURATION AND TERMINATION OF THIS AGREEMENT.

(a) Duration. This Agreement shall become effective on [______] (the “Effective Date”). Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the Effective Date. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter so long as such continuance is approved at least annually (a) by either the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and (b) in either event, by the vote of a majority of the Board of Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, AMG Pantheon Infrastructure Fund, LLC or the Adviser, cast in person at a meeting called for the purpose of voting on such approval to the extent it would be required by applicable law if the Fund were registered under the 1940 Act.

(b) Amendment. This Agreement may be amended by agreement of the parties, provided that the amendment shall be approved both by the vote of a majority of the Board of Directors of the Fund, including a majority of the Directors who are not parties to this Agreement or interested persons of any such party to this Agreement cast in person at a meeting called for that purpose to the extent required by applicable law, and, by the holders of a majority of the outstanding voting securities of the Fund in the manner required by the 1940 Act, as if the Fund were registered under the 1940 Act.

(c) Termination. This Agreement may be terminated at any time, without payment of any penalty, (i) by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, (ii) by the Adviser, (iii) by AMG Pantheon Infrastructure Fund, LLC, or (iv) by the Subadviser, in each case on sixty (60) days’ prior written notice to the other party. Upon the effective date of termination of this Agreement, the Subadviser shall deliver all books and records of the Fund held by it (i) to such entity as the Fund may designate as a successor, or (ii) to the Adviser.

(d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act). The Subadviser shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Fund to consider whether an assignment under the 1940 Act will occur, and to take the steps necessary to enter into a new contract with the Subadviser or such other steps as the Board of Directors of the Fund may deem appropriate.

9. SERVICES NOT EXCLUSIVE.

The services of the Subadviser to the Adviser in connection with the Fund hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is understood that the persons employed by the Subadviser to assist in the performance of its duties hereunder will not devote their full time to such services and nothing hereunder contained shall be deemed to limit or restrict the right of the Subadviser to engage in or devote time and attention to other businesses or to render services of whatever kind or nature.

10. RESERVATION OF NAME.

The parties hereby acknowledge that AMG Funds LLC has reserved the right to grant the nonexclusive use of the name “AMG” or “AMG Funds” or any derivative thereof to any other investment company, investment adviser, distributor or other business enterprise, and to withdraw from the Fund the use of the name “AMG” or “AMG Funds.” The name “AMG” or “AMG Funds” will continue to be used by the Fund so long as such use is mutually agreeable to AMG Funds LLC and the Fund. The Subadviser and the Fund acknowledge that the Fund shall cease using the name “AMG” or “AMG Funds” as a part of the Fund’s name and that the Subadviser, the Fund, or any of their affiliates, shall not promote the Fund or conduct the business of the Fund in any way in such name if this Agreement is terminated for any reason and the Adviser does not expressly consent in writing to such use of the name “AMG” or “AMG Funds.” Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of the Adviser, shall be the property of the Adviser and shall be subject to the same terms and conditions. Notwithstanding the above, AMG Funds LLC consents to the use of its name, including in connection with the name of the Fund, in a representative client list in connection with the completion of marketing materials.

The parties hereby acknowledge that Pantheon Infra Advisors LLC has reserved the right to grant the nonexclusive use of the name “Pantheon” or any derivative thereof to any other investment company, investment adviser, distributor or other business enterprise, and to withdraw from the Fund the use of the name “Pantheon” or “Pantheon Group”. The name “Pantheon” will continue to be used by the Fund so long as such use is mutually agreeable to Pantheon Infra Advisors LLC and the Fund. The Subadviser and the Fund acknowledge that the Fund shall cease using the name “Pantheon” as a part of the Fund’s name and that the Subadviser, the Fund, or any of their affiliates, shall not promote the Fund or conduct the business of the Fund in any way in such name if this Agreement is terminated for any reason and the Adviser does not expressly consent in writing to such use of the name “Pantheon.” Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of the Adviser, shall be the property of the Adviser and shall be subject to the same terms and conditions. Notwithstanding the above, Pantheon Infra Advisors LLC consents to the use of its name, including in connection with the name of the Fund, in a representative client list in connection with the completion of marketing materials.

11. CONFIDENTIALITY.

The Subadviser shall treat as confidential all information pertaining to the Fund and actions of the Fund, the Adviser and the Subadviser, provided that it may disclose such information to those third parties required to carry out its duties hereunder, and the Adviser shall treat as confidential all information furnished to the Fund or the Adviser by the Subadviser in connection with its duties under the Agreement, provided that it may disclose such information to those third parties required to carry out its duties hereunder (collectively, the “Confidential Information”). The term “Confidential Information” will not include information which (i) is or becomes publicly available other than as a result of a disclosure by a receiving party in violation of this Agreement, (ii) is or becomes available to a receiving party on a nonconfidential basis from a source which, to the best knowledge of the receiving party after reasonable inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the other, or (iii) is independently developed without reference to or reliance on the Confidential Information.

In the event that a party is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, such party will promptly notify the disclosing party so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or a party does not waive compliance with the terms of this Agreement, a party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

12. MISCELLANEOUS.

(a) Notices. All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery, e-mail, telecopy or certified mail; notice is effective when received. Notice shall be given to the parties at the following addresses:

The Adviser:	Pantheon Infra Advisors LLC
555 California Street, Suite 3450
San Francisco, California 94104
E-mail: kara.zanger@pantheon.com
Attention: Legal Counsel

Pantheon Ventures (US) LP
11 Times Square, 35th Floor
New York, New York 10036
E-mail: Christopher.banks@pantheon.com
Attention: Chief Compliance Officer

Subadviser:	Pantheon Ventures (US) LP
555 California Street, Suite 3450
San Francisco, California 94104
E-mail: kara.zanger@pantheon.com
Attention: Legal Counsel

Pantheon Ventures (US) LP
11 Times Square, 35th Floor
New York, New York 10036
E-mail: Christopher.banks@pantheon.com
Attention: Chief Compliance Officer

(b) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

(c) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

(d) Counterparties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

IN WITNESS WHEREOF, the Adviser and the Subadviser have caused this Agreement to be executed as of the date first set forth above.

Pantheon Infra Advisors LLC

By:
Name:
Title:

Pantheon Ventures (US) LP

By:
Name:
Title:

Acknowledged and agreed to as of the date first set forth above with respect to the Fund’s obligations under this Agreement.

AMG Pantheon Infrastructure Lead Fund, LLC

By:
Name:
Title:

13